2002 Shareholders' Address

William B. Grant
Chairman of the Board and
Chief Financial Officer

    Good afternoon, fellow shareholders and special guests, and welcome to the 2002 Shareholders' meeting. As has become our practice, you will have the opportunity to hear from several members of your management group, who will report to you on various aspects of you Company's performance last year, and our look to the future. I have heard from several of you
that this type of meeting format is useful and informative.   The year
2001 was very challenging, as the long-lived economic expansion came to an end. We were challenged with numerous adjustments to interest rates by the Fed, and a general deterioration of loan quality. Even with this, your Company posted record earnings, although we did not obtain the growth targets we were looking for.

Here to explain this further is Bob Kurtz, President and CFO.


Robert W. Kurtz
President and
Chief Financial Officer

Good Afternoon

     As I stood before you last year, I was reporting on the roller coaster ride of short term interest rates as we saw interest rates increase 1.75% in 2000, along with a decrease of 2.00%, as of this time last year. I speculated, based on what I had read, that Chairman Greenspan may not have been done, due to the weakness in our economy. Before the year 2001 was finished, the Federal Reserve lowered short-term interest rates another 7 times for an additional 2.75% rate drop. Eleven downward rate adjustments totaling 4.75% in 2001.
     There has only been one time since 1929 that we have seen as much movement in short-term interest rates as we had seen in 2001. In the period 1980 to 1982, we saw Prime rate, the rate that sets the basis for what Banks charge their most credit worthy customers, getting as high as 21.5%, with interest rate fluctuations moving up and down 4 - 6% in of those years. This volatility in interest rates made it very difficult to manage the Balance Sheet and Income Statement then, and becomes even more difficult today.
     How does this movement of rates affect First United and each of you as savers and borrowers of the Bank? As these short-term interest rates move up and down, they directly affect the rates that First United pay on deposits and the rates that we charge on loans. My guess is that you have experienced this change in rates sometime over the past year.
     With a series of slides, I want to illustrate how this change in rates affected our Balance Sheet and Income Statements, which came to directly affect each of you as Shareholders and customers of the First United.

Three Year Loan and Lease Growth
     For the first time in many years, First United experienced a decrease in loan growth, ending the year at $607 million, down $7.5 million from a high of $614 million. The indirect automobile portfolio, the driver of much of our loan growth in recent years, decreased $33 million. This decrease in the indirect automobile installment portfolio was a direct result of Management's decision to slow loan growth by increasing the credit quality standards of the portfolio as well as maintaining higher rates on installment loans in order to maximize yield. Commercial mortgages, secured by real estate increased $26 million. We experienced a slight decrease in residential mortgage balances of $3 million, as we saw
refinancings increase as interest rates decreased.   As rates continued
to decrease throughout the year, we found an increased demand from the customer for a 30-year fixed rate mortgage. Since First United was reluctant to increase our 30-year portfolio beyond acceptable risk thresholds, many of our mortgage customers sought and found alternative financing in the secondary mortgage market.

Three Year Deposit Growth
     During 2001, First United experienced a $33 million decrease in total deposits. During the first quarter of 2001, deposits decreased $48 million, as a result of a decision to pay off $20 million in a brokered/wholesale deposit and electing to move $28 million in Trust Department deposits with the Bank, to an alternative investment outside of the Bank. This strategy was adopted in an effort to reduce our overall interest expense. Aside from these two initiatives, core deposits grew approximately $15 million, with most of that growth in the demand deposit portfolios. With the decrease in loan growth during 2001, we found tha it was not necessary to aggressively pursue deposit growth to fund loans.

Net Interest Income
     Now, let's turn our attention to the Income Statement. Net Interest Income is basically the amount that we earn on loans, less the interest expense that is incurred on deposits. This chart shows a $1.1 million gain over 2000, a larger increase than what we experienced the previous year. As Federal Reserve decreased short term interest rates throughout 2001, the Bank came under tremendous pressure to likewise reduce our rates to our borrowers. In order to remain in the lending business, the largest asset category of our Balance Sheet, we had no other alternative but to aggressively reduce deposit rates, in order to protect the spread between what we pay out to our depositor and what we earn from the borrower. Although this strategy did not bring much growth to the Balance Sheet, it did protect our net interest income, as shown here, and also our net interest margin, as we see on the next slide.

Net Interest Margin
     Net interest margin is the result of taking net interest income and converting that number to a percent of assets. When we do that, we see our net interest margin increase from 3.79% in 2000 to 3.86% for 2001. The increase is slight, but it is a trend that we need to have continue into 2002 and beyond. It was not many years ago, when it was common place to see this percentage in excess of 5.0%.

Non-Interest Income (fee income)
     Even though we experienced an increase in our net interest margin last year, as seen on the last slide, the Banking Industry is still challenged with enhancing and finding new ways to increase non-interest income. For decades the industry was dependent on earning its income from loans and investments. As we see our interest margins trending downward, or at least lower than historical averages, each financial institution is adopting strategies of growing non-interest income. First United is no different in this strategy. As the slide shows, non-interest income increased favorably from $8.2 million in 2000 to $9.9 million last year, an increase of $1.8 million or 22%. Non-interest income is derived from the business lines of Trust, PrimeVest brokerage, Gonder Insurance Agency, service charges on deposit accounts and other small but meaningful income producing areas.

Non-Interest Expense
     This slide shows an increase of $1.4 million in the non-interest expense category. Most of this expense was driven by an increase in salaries and employee benefits. The cost to retain and attract the highest quality of personnel in our market place, continues to increase this cost. Your
Company adopted a few years ago, an incentive program that rewards exceptional performance. As each year goes by, more areas of the Company adopt these incentive programs. We also saw increases in other benefits, such as hospitalization costs for our Associates.

Income Taxes
     Another trend that we have been working on very deligently, is trying to reduce our effective tax rate. Through various tax strategies, the Company has been successful in reducing our effective tax rate on Federal and State taxes from 31.1% in 2000 to 28.69% in 2001. This decrease in the effective tax rate resulted in a tax savings of approximately $221 thousand in 2001.

Net Income Growth
     The Net Income slide shows that your Company recorded another year of record earnings. Net income for 2001 was $9.2 million, an increase of $900 thousand or 10.85% over 2000.

     The final three slides will show what affect the Balance Sheet and the Income Statement performance has had on three ratios that we use as a barometer for determining financial performance of the Organization.

Return on Equity
     The Return on Equity or the amount of earnings as a percent of average Equity, has remained fairly stable over the last three years, ending the year at 13.26%, down slightly from 13.40% in 2000.

Earnings Per Share
     Earnings Per Share or the amount of income that each share earned, continues to show an increase over the last three year period, ending the year at $1.51, representing a $.14 or 10.22% increase.

Efficiency Ratio
     The third and final ratio, the Efficiency Ratio, represents the percent of net revenue required to cover our overhead expenses. Unlike other ratios, where we like to see an upward trend, the lower the ratio, the more efficiently your Company is operating. Except for last year, when we experienced a slight increase in this rate, 2001 continued the downward
trend,   ending the year at 58.6%.  Another way to look at this ratio, it took $.58 of every revenue dollar to cover each dollar of overhead.

     What is in store for 2002? From what I read, the economy and the extent of recovery will react to four influences: (1) the Business sector and their ability to increase the rate of spending; (2) the housing market; (3) fuel prices; and finally, (4) actions of Chairman Greenspan and the Federal Reserve. We are very bullish on the local economies that we serve. As the economy continues its' recovery in 2002, our Balance Sheet is well positioned to take advantage of any change in interest rates that may occur. Your Management Team is very optimistic about the future financial performance of First United Corporation. Thank you.


Steven M. Lantz
Senior Vice President and
Senior Lending Officer

Welcome thank you for attending.

We have a lot of good things to talk about with our lending division.
In a few minutes I will highlight a couple examples. But first it may be helpful to look back at a year ago. Bankruptcy filings nationally jumped 19% in 2001, hitting a record high in a year in which the economy slid into a recession. Our non performing assets were higher than we would like primarily based on 3 large commercial loans. As of the end of the 1st quarter, two of these loans are no longer a problem, thus our non performing loan ratio is now much improved.

2002 may be the year that credit quality finally improves regionally and nationally. We expect the turnaround to be gradual, however this is welcome relief after 3 years of increasing troubled debt on a national and regional basis. Even with a fragile economy we had some big successes last year in the lending divisions. Our business lending group grew loan balances by 37 million or 22% during 2001. This was a truly spectacular year for this group of professionals. In addition this group appears to be positioned for another very good year in 2002.

The residential lending business was turned upside down last year because of the frequency of downward adjustments in national rates. The home refinance business took its toll on us and on the other side we were determined that we needed to be careful booking a lot of low interest fixed rate loans. Our residential lending team has almost a whole new group of dedicated associates plus a new team leader because we wanted to get better with serving the needs of our customers. We are planning to make a lot of positive changes in the residential business in 2002.

Our cash management product moved into full swing last year and now boasts 153 customers and balances in excess of 30 million. We anticipate more and more business customers coming to realize the many advantages of this type of banking. Our automobile lending unit has been a challenge faced by your company for a couple years. We think our tightening of credit standards in late 2000 in this line of business was prudent and we see positive production numbers so far in 2002. In 2001, our Oakfirst Loan center opened its second office, in Hagerstown Md.
The Martinsburg, WV office is meeting its budget projections and will break into the black in 2002.

As we look forward we see an abundance of opportunities. Our group is excited about the future and we see a lot of potential to improve all of our business lines as we exit the recession this year. On behalf of our entire team we thank you for your support.


Frederick A. Thayer, IV
Senior Vice President and
Director of Sales

Good Afternoon,

I am Rick Thayer, Senior Vice President and I am responsible for our network of branch offices.

2001 was a challenging year for our branches. We introduced a new software platform, fast, to automate deposit account opening, and we instituted a new way of approaching our customers called lifecycle marketing.

Both of these initiatives hold the promise of improved customer service, improved operating efficiency and improved financial performance. We spent much of the year on the learning curve with these initiatives.

2002 promises to be a challenging and i think exciting year for our branches. We have re-worked performance standards to better focus on the central theme of lifecycle marketing which is the broadening and deepening of customer relationships.

We have begun to use mystery shopping to measure the level of service given to our customers who visit our branches. We tell you, and ourselves that our point of difference is service. We are now measuring that so that we can do our best to ensure we deliver on this claim.

We are continuing to seek ways to expand our franchise. We will be building two new offices this year. The first, in Hagerstown, will consolidate an existing retail branch and the clock tower professional office into a combined location. This location will better access for customers and will enhance the ability of customers to take advantage of one-stop shopping for our entire line of financial products.

We will also be adding a second branch location in Martinsburg, WV to complement our existing location on Foxcroft Boulevard. This will improve our ability to serve a growing, vibrant market area.

The steps we are taking in 2002 represent a continuation of initiatives we implemented last year. I believe these steps will enhance First United.

Thank you.


Robin E. Murray
Vice President
Director of Marketing and
Retail Services

Good afternoon, I am pleased to share with you the achievements of our Customer Service Center and the marketing strategies for your company.

The true value of our Call Center continues to be evident by the increased usage from our customers. In 1996, the Call Center received
4,249 inbound calls. Last year, the Call Center Officers handled over 150,000 inbound calls and conducted over 16,000 outbound calls. Their referral sales have also hit record levels and have far surpassed their annual goal. This team referred over $41 million dollars in products and services last year. Their strong performance can be attributed to the strategic decision made years ago to staff the Call Center with associates, well trained in customer service and sales. We are continuing this commitment by adding specialists within our center as well. We have added IRA Specialists for our customers, and as a hotline for the rest of the sales force. This year, we have added Mortgage Specialists who can handle mortgage loan inquiries; and accept mortgage applications over the phone. Thus, we have added even more value for our customers by making it so easy to do business with us.

We continue our efforts to become more customer-focused with our marketing strategies by conducting research to truly understand the attributes of our targeted customer segments. We prioritized our customer segments by profit potential. This research and information have armed our Community Offices and our Call Center to be able to engage the customer one-on-one and anticipate his or her financial needs. This will enable our experienced staff to provide the financial solutions that our customers need and want most. This research has also assisted the marketing team in designing a series of relationship banking packages based on these attributes. This process is similar to what we have done with our President's Club Package, which has proven to be very successful for us. Our President's Club offers higher balance depositors a series of financial and non-financial benefits. Our members enjoy special privileges and travel opportunities. We currently have over 2,500 customers that are in the President's Club package. These packages incent and reward our customers for doing business with us. Personalized service is our competitive advantage, and we must capitalize on providing the best solutions by knowing and anticipating our customer's financial situations.

We continue to hone our skills in our direct marketing initiatives, as well. We implemented an event-triggered direct mail campaign that was based on the buying principle of recency and frequency. Our direct mail efforts are becoming more personalized and focused on the core needs of the different stages of a customers' life. This type of direct marketing has proven to be more effective than mass marketing for us.

The Marketing strategies in our 2002 Marketing Plan will be focused on retention of our key customers, growth of our existing priority relationships, attraction of targeted prospects, and continually finding ways to reduce our costs of service delivery to all other customers. Thank you.


Terry Helbig
President and
Chief Operating Officer
Gonder Insurance Agency

Good Afternoon.

For the year 2001 commission income at Gonder Insurance increased 11.3% to $893,000 and pre-tax profit increased by $83,000. The first quarter of this year has seen commission income increase by 18% to $225,000 and our pre-tax profit has increased by $47,000. We expect to go over $1,000,000 in commission income this year.

Last year Jeannette Fitzwater and I worked with the insurance consulting division of AON and they reviewed all aspects of our operations. They recommended restructuring the agency with emphasis on greater use of automation, utilization of better business practices, and implementation of marketing plans. Under this new agency structure we have repositioned our staff and added Val Teagarden as office manager. Val comes to us from Cash Management and prior to that she was in the marketing department.

The insurance market place has changed dramatically as insurance companies have seen their investment portfolios shrink. The estimated payout for September 11th is up to seventy billion dollars affecting some companies
directly.   Many other companies are paying more for their re-insurance than they did a year ago. The payouts under Directors and Officers Liability Policies and Bonds from Enron will see stricter underwriting guidelines and higher premiums for those insurance products. Despite the hardening of the insurance markets we feel well positioned to continue aggressive growth. We have property and casualty contracts with large national companies such as Allstate, Farmers Insurance Group, Hartford, Progressive, and Zurich US, and with excellent regional carriers such as Penn National, Peninsula, and Rockwood. We work with some of the largest insurance brokerage houses in the country for hard to place risks and our life insurance department has access to many of the top companies in the business to sell all types of life and health insurance products.

We are continuing to receive more and more referrals from all bank departments and branches. With our new office manager's banking background and expertise in marketing and sales we want to put an even greater emphasis on growing the number of bank referrals to further improve our bottom line.

This will be a challenging year as we continue to implement the changes recommended by our consultant. We are proud of our dedicated staff at Gonder Insurance and its commitment to finding solutions to our clients insurance problems. Please visit us on the web at www.gonderins.com or call us to review your insurance needs.

Thank you.


Eugene D. Helbig, Jr.
Senior Vice President and
Senior Trust Officer

A VERY PLEASANT GOOD AFTERNOON!

     Both of the Departments, Trust and PrimeVest, that report to me generates revenue from services provided to Investors. As you can see from the charts behind me, the growth of net income slowed during 2001.
As the events of the past year affected Investors, they sifted through to First United's Trust and PrimeVest Revenue. Since most of the revenues are directly related to the market value of accounts, as the market value decreases, so does our revenue. Therefore when in prior years we could bank on an increase in market value from appreciation, the events in 2001, including the Dot COM debacle, Enron, terrorist attacks, war on terrorism and, Recession, eliminated any appreciation. Since our sales and service strategies have not changed, I view this as an aberration. Our Trust Administrators initiated contact with their clients over 3,000 times last year. That is roughly three calls for every client. New business has not slowed, as the sales team posted $420,000 of new revenue sales, thus reflecting a 39% increase over goal.

     Even with the deterioration of the Dow and NASDAQ, our investment performance compared favorably with the indices.

Going forward, we will continue to focus on our Five Keys to Success!

INVESTMENTS - Provide competitive investment products, solutions and results.

BRANDING - Be the investment company clients and prospects think of first.

PRODUCT MANAGEMENT - Specialize in providing the products our clients and prospects want.

DISTRIBUTION   -Provide efficient distribution channels for our products and services,and . . . . .

CLIENT SERVICING - Provide close personal service to our clients.
As an addendum to client servicing, I have included attention to detail to insure that we take care of the small items, which are so important!

     In closing, I wish to thank all of you for your continued support and confidence.



Philip D. Frantz
Senior Vice President and
Director of Operations and Support

I am certain many of you have gone to the movies recently. Last year was one of many great movies including Lord of the Rings, Pearl Harbor, Moulin Rouge, and A Beautiful Mind. But, as you were in the theater, watching the movie, did you think to yourself about the set design? The make up? The costumes? Did you wonder about the person who was responsible for the props? Or the editor?
Most of us just enjoy the pleasant experience not wondering about what took place behind the scenes. This is also true at First United.
When you go to a branch to cash a check, do you wonder how that check gets back to the person who gave it to you?
When you access Internet Banking to transfer funds, do you think about the work necessary to assure the transactions are processed accurately? When you go to Gonder Insurance Agency, do you wonder how their computer systems and phone systems stay operational?
When you contact our Customer Service Center for help, do you think about those "behind the scene" who make sure the friendly voice has all the information necessary to help you?
Mostly, you just enjoy the pleasant experience with the highly qualified associates at First United Corporation.
But, the "critical cog in the wheel" for stellar service is the operations and support areas according to Jerry Grundhofer, US Bancorp CEO.
The job of the Operations & Support staff is not glamorous. It can be dull, hard, and sometimes requires round-the-clock hours. But, we supply and support our armies of sales so First United as a company can move forward into whatever delivery channel, market area, or new endeavor deemed appropriate.
I am reminded of (the BASF) commercial on TV. The commercial revealed how BASF was behind the scenes in the manufacturing of such things as cars, furniture and so on, but I have adapted it for our use.
We don't open the checking account, but we make sure the account's transactions are posted correctly.
We don't answer the customer's call, but we make sure the CSO has all the information she needs at her fingertips.
We don't work the teller line, but we make sure the security systems and facilities are operational so they can.
We don't sell the Visa Debit Card, but we make sure our ATMs and ATM network are functional and the transactions are processed.
We don't communicate electronically with customers, but we make sure that your communications are efficient and virus free.
This past year, your Operations and Support staff contended with many new challenges and came through with flying colors. These associates also took a good look at where the industry is going and set the stage for your Company to go there.

Each area completed five-year plans in 2000. These are not written in stone, but are guidelines to prepare the way. 5 year plans allow us to make smart decisions TODAY to get us where we need to be 5 years from now.

In 2001, our goals were to build better highways for our information to run on, build better systems for our information to be accessed from, and get ready for the coming technology that will streamline how we access information.

So what was the result? In 2002 our Network connections between branches are 3 times faster than they were in 2001, between floors at the Oakland Office it is 10 times faster, and between the buildings in Oakland it is 10 times faster and will soon be 100 times faster.

We were also successful in testing a new technology called Terminal Services. This is the key to converting the programs we currently use into programs that can be accessed by a browser. A browser is the program you use to look at Internet Web pages. This means that any of our associates will be able to access any program they use from any of the 350 pc's that sit on our secure Intranet. PC Repair and maintenance costs will be cut in half. And better yet, all the data is kept at a central location where it can be regularly backed up. The implications are very good for the bottom line.

Our timing on this was very good, because this type of computing requires very powerful servers. And due to the dot-com failures we were able to pick up servers at 25% of their original purchase price.

Faster is also the key in our Item Processing area, where every check, deposit ticket, and manual transaction is balanced and posted. On February 2nd this year, we processed over 62,200 items in one day. Last year we upgraded the equipment and systems in this area so we can continue to process these volumes and much more with speed and accuracy.

Security has become a hot topic for everyone after the events of September 11th. We met the many requirements and requests of the Federal Government during the weeks following the terrorist attacks.
First United Support Associates also responded very decisively during the 4th quarter to replace a failed facility security company. There were no security breaches. We continue to place a high priority on the safety and security of our systems, customer accounts, and associates.

This year, we are ready to take some big leaps into the future.

Your Support Services staff is already in gear to build two new branches in Hagerstown, MD and Martinsburg, WV. This is an exciting challenge.

The Account Services area is preparing to implement a new
Service Fee system. The new system will radically change how fees are charged on deposit accounts and provide much needed flexibility.

Your MIS area is working to convert all the programs that are used at remote offices to browser based access. Retail associates will be able to view customer account information in more user-friendly environment. MIS is also installing a new backup system that backs up data as it changes simultaneously at two locations. This will take our contingency effort to a whole new level.

The Operations and Support staff recognize that faster, easier, and better without quality service is unacceptable. We are nearing completion of a tool that will allow our retail associates to actually score us on our customer service to them. We also regularly work with our process improvement teams- action teams- to continually improve everything we do.

Last year we dedicated ourselves to our support area slogan
Satisfaction Delivered. This year we are committed to fulfilling our promise of delivering satisfaction in a way that gives First United
Bank & Trust a better platform on which to deliver stellar customer service.

As Albert Einstein said The important thing is not to stop questioning.

THANK YOU!


Jeannette R. Fitzwater
Senior Vice President and
Director of Human Resources

     Nurturing, mentoring and developing the lives of each associate is a challenge. However it is a challenge worth meeting!

     My role as Director of Human Resources is to coach the efforts that most affect our associates or employees. Today I will focus on employee retention. I will report on where we are today, as well as where we hope to be in the future. One of our 2002 strategic issues will be highlighted as an effort toward improving this measure in the coming year.

     I am pleased to see that our level of retaining associates is higher than industry standards. It not unusual for financial organizations to have turnover rates in the 18-20% range. This may even be higher for certain positions or in thriving economic areas. In the year 2001 we were pleased to report that our turnover rate was 13.2%, down from 14.1% the previous year. Perhaps even more impressive is the improvement we made in Washington, Frederick and Berkeley Counties. We moved from 28.2% turnover down to 17.1% turnover. That is very gratifying to see in this competitive job market.

     However, we know there is always have room for improvement.
During 2002 are implementing a program whereby each new associate meets personally with Bill Grant. The purpose is for the new associate to hear directly from Bill, what he views as the culture and values of the organization, and to hear what he personally expects from each associate.
It is a big commitment on Bill's part, but one, which we believe, will yield great value.

     Another aspect of our new associate program is for each associate to be assigned a mentor at the time they receive their offer letter. Therefore, the new associate can count on a mentor or friend to help them in those first days and months in the organization. We know that some of these bonds will continue throughout their careers. Most of us look back to those early days in our careers when it would have been nice to have a friend to give us some advice or even to let us know where to park on the first day!

     The next part of this effort is to build and implement a formalized coaching program. Currently each supervisor, about 60 in all, is going through a class to learn how to effectively coach their associates. The actual coaching will begin on a monthly basis in late summer. Coaching will take place throughout all levels of the organization, and has become part of each supervisor's goals.

     Nurturing, mentoring, coaching and training are all key reasons why an associate chooses to stay with an organization. Given our encouraging success recently, plus plans to focus on more formalized efforts in the future, we look forward to reporting even more positive results.

     By the way, when you consider it costs the organization about $10,000 each time we loose an associate, there becomes a good dollars and sense reason to make these important investments in the lives of our associates! So employee retention is key to maintaining excellent service levels, continual development of associates and in returning value to our shareholder!


William B. Grant
Chairman of the Board and
Chief Executive Officer

     I hope that this overview has been helpful to you in understanding our performance, and our plans for the future. As you may recall, we use three financial gauges in measuring the level of your Company's financial success. They are: Return on Equity, Efficiency Ratio and Non-Performing Assets.

     We compare our performance against that of the other 17 publicly traded Maryland banks. We also compare our performance with 518 publicly traded small cap banks across the Nation. By small cap, I mean those with a total market capitalization of less than 500 million.

Here is how we stacked up:
In the State of Maryland
        Return on Equity                        4th out of 17
        Efficiency Ratio                        4th out of 17
        Non-Performing Assets                  10th out of 17
        (From 12/30 to 3/31, NPA declined by 40%;
        from .73 to .43.  This would move us to 6th out of 17)

In the Small Cap Universe
        Return on Equity                        186th
        Efficiency Ratio                        186th
        Non-Performing Assets                   310th
        Overall                                 187th    63rd Percentile

     While our year-end figures show a decrease in the level of our loan quality, much of this is driven by a few larger credits where we are well served. As testament to this, our non-performing assets during the first quarter of this year declined from .73 to .43 of assets. This was due to the resolution of some of those larger credits. In addition, delinquencies were below 1% for most of the quarter and ended at .97% a very respectable number.

     On a very positive note, our stock performance during 2001 was very strong. As with our years in the doldrums, I cannot give you a concrete answer as to why our stock moved as it did last year. Perhaps the investment community has begun to re-evaluate consistency, stability and strength within the industry not to mention a decent dividend.

     As we move forward, we are committed to profitably growing the franchise with our existing markets, and some select contiguous areas. We focus our efforts towards developing deep and strong relationships with our customers.

     We are small enough and nimble enough to accomplish this. Yet, we have the size, diversification and expertise to meet their needs and wants. We are proud of the array of financial services which we can deliver to our markets, including a $300 million Trust Department staffed with experts, full service brokerage through Primevest, comprehensive commercial services delivered by a corp of dedicated professionals, complete insurance services through Gonder Insurance Agency. All this and mortgages, too, are available through our network of community offices and Call Center, staffed with dedicated individuals committed to these customers and communities.
Behind the scenes, these people are served by a team of operational professionals who understand their key role in the Bank's success.

     With a team such as this, I pledge to you, our owners, our very best in building long-term shareholder value for your investment. We thank you for your support, and look forward to serving you in the years to come.

Thank you.